Exhibit 99.1

Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Reports First Quarter 2023 Results

First Quarter 2023
•Revenues of $1.4 billion
•EPS of $(2.68); Adjusted EPS* of $(1.69)
•Cash used in operations of $46 million; Free cash flow* usage of $69 million

Wichita, Kan., May 3, 2023 - Spirit AeroSystems Holdings, Inc. (NYSE: SPR) (“Spirit” or the “Company”) reported first quarter 2023 financial results.

Table 1. Summary Financial Results (unaudited)
	1st Quarter
($ in millions, except per share data)	2023	2022	Change

Revenues	$1,431	$1,175	22%
Operating Loss	($95)	($42)	**
Operating Loss as a % of Revenues	(6.6%)	(3.6%)	(300) BPS
Net Loss	($281)	($53)	**
Net Loss as a % of Revenues	(19.6%)	(4.5%)	**
Loss Per Share (Fully Diluted)	($2.68)	($0.51)	**
Adjusted (Loss) Earnings per Share (Fully Diluted)*	($1.69)	$0.03	**
Fully Diluted Weighted Avg Share Count	104.9	104.4

** Represents an amount in excess of 100% or not meaningful.

737 Program - Vertical Fin Attach Fittings Update
“Spirit notified Boeing of a quality issue identified on the vertical fin attach fittings of certain models of the 737 fuselage that Spirit builds. After identifying the quality issue, our top priority was to work with Boeing and the FAA for their confirmation that it was not an immediate safety of flight issue. Once confirmed, we turned our attention to ensuring that our ongoing production meets manufacturing standards. We are also implementing additional protocols to reinforce our quality systems to prevent similar occurrences in the future,” said Tom Gentile, President and Chief Executive Officer, Spirit AeroSystems.
The Company has identified the affected units located in Wichita and has begun implementing repairs to those units. The current assessment is that the repair work will be
* Non-GAAP financial measure, see Appendix for reconciliation completed on available units in Wichita by the end of July. Spirit has also started to build and deliver new units with the revised process.
Spirit has performed a preliminary financial assessment of the potential impacts. As a result, the Company expects disruptions and rework within Spirit’s Wichita factory to negatively impact full-year gross profit by $31 million, of which $17 million is reflected in the first quarter 2023 financial results. Additional costs are expected, including costs Boeing may assert to repair certain models of previously delivered units in their factory and warranty costs related to affected 737 units in service. The impact will be based on a unit-by-unit analysis. However, the Company cannot reasonably estimate the remaining potential costs at this time. Spirit will continue to evaluate the situation and coordinate closely with Boeing to minimize the impacts.
Revenue
Spirit’s revenue in the first quarter of 2023 was $1.4 billion, up 22 percent from the same period of 2022. This increase was primarily due to higher production deliveries on the Boeing 737 program and increased Defense and Space revenue, partially offset by lower production deliveries on the Airbus A220 program. Overall deliveries increased to 346 shipsets during the first quarter of 2023 compared to 321 shipsets in the same period of 2022. This includes Boeing 737 deliveries of 95 shipsets compared to 60 shipsets in the same period of the prior year.
Spirit’s backlog at the end of the first quarter of 2023 was approximately $37 billion, which includes work packages on all commercial platforms in the Airbus and Boeing backlog.
Earnings
Operating loss for the first quarter of 2023 was $95.1 million, compared to operating loss of $42.2 million in the same period of 2022. The change in operating loss was primarily driven by higher changes in estimates during the first quarter of 2023 and the absence of income related to the Aviation Manufacturing Jobs Protection (AMJP) Program that was recognized in the first quarter of 2022, partially offset by higher production volumes on the Boeing 737 program.
Changes in estimates in the first quarter of 2023 included net forward loss charges of $110.0 million and unfavorable cumulative catch-up adjustments for periods prior to the first quarter of $11.9 million. The forward losses related primarily to the Airbus A220 program and, to a lesser extent, the Airbus A350 and Boeing 787 programs. The Airbus A220 program forward loss of $80.9 million was driven by increased costs driven by production schedule changes, foreign currency movement, and $46 million of non-recurring supply chain costs. The unfavorable cumulative catch-up adjustments related primarily to the Boeing 737 program, driven by expected disruption within Spirit’s factories and rework costs resulting from the vertical
* Non-GAAP financial measure, see Appendix for reconciliation fin attach fittings issue. Excess capacity costs recorded during the first quarter of 2023 were $43.3 million. In comparison, during the first quarter of 2022, Spirit recorded $23.8 million of net forward loss charges, $26.2 million of unfavorable cumulative catch-up adjustments and excess capacity costs of $49.8 million. Additionally, income related to the AMJP Program of $32.6 million was recognized as a reduction to cost of sales in the first quarter of 2022.
Other expense for the first quarter of 2023 was $117.4 million, compared to other income of $37.7 million in the same period of 2022. The variance was primarily due to non-cash pre-tax charges of $64.6 million driven by the termination of the Pension Value Plan A (PVP A) as well as associated excise tax of $35.9 million.
First quarter 2023 EPS was $(2.68), compared to $(0.51) in the same period of 2022. First quarter 2023 adjusted EPS* was $(1.69), which excludes the incremental deferred tax asset valuation allowance and charges related to the pension termination. During the same period of 2022, adjusted EPS* was $0.03, which excluded the incremental deferred tax asset valuation allowance. (Table 1)
Cash
Cash used in operations in the first quarter of 2023 was $46 million, compared to cash used in operations of $270 million in the same quarter of 2022. Cash from operations during the first quarter of 2023 included a $180 million surplus cash payment related to the termination of PVP A. The excise tax associated with this payment of $36 million, recorded as other expense, will be paid during the second quarter of 2023. Cash used in operations in the same period of 2022 included the quarterly cash repayment of $31 million related to the Boeing 737 advance received in 2019 and $14 million of cash received related to the AMJP program. Free cash flow* in the first quarter was a usage of $69 million, as compared to a usage of $298 million in the same period of 2022.
The cash balance at the end of the first quarter of 2023 was $568 million. (Table 2)
* Non-GAAP financial measure, see Appendix for reconciliation

Table 2. Cash Flow, Cash and Total Debt (unaudited)
	1st Quarter
($ in millions)	2023	2022	Change

Cash (used in) provided by Operations	($46)	($270)	83%
Purchases of Property, Plant & Equipment	($23)	($28)	17%
Free Cash Flow*	($69)	($298)	77%

Cash and Total Debt	March 30, 2023	December 31, 2022

Cash	$568	$659
Total Debt	$3,871	$3,869

Subsequent Events
After the balance sheet date of March 30, 2023, the Company entered into agreements with certain customers to provide cash advances totaling $280 million, based upon certain agreed upon performance criteria, which the Company expects to receive in the second and fourth quarters of 2023. The Company will receive an advance of $230.0 million in the second quarter, $180.0 million of which is from Boeing. These advances will require repayment of $90.0 million in 2024 and $140.0 million in 2025. The Company expects to receive an incremental advance of $50.0 million by the end of the fourth quarter, which will require repayment in 2025.
Segment Results
Commercial
Commercial segment revenue in the first quarter of 2023 increased 22 percent from the same period of the prior year to $1.1 billion, primarily due to increased production revenues on the Boeing 737 and 777 programs, partially offset by lower production deliveries on the Airbus A220 program. Operating margin for the first quarter of 2023 decreased to (4) percent, compared to breakeven during the same period of 2022, primarily due to higher changes in estimates recorded in the current period as well as the absence of income related to the AMJP Program that was recognized in the first quarter of 2022, partially offset by higher production volumes on the Boeing 737 program. In the first quarter of 2023, changes in estimates for the segment included $109.9 million of net forward losses and $11.0 million of unfavorable cumulative catch-up adjustments. Additionally, during the first quarter of 2023, the Commercial segment included excess capacity costs of $40.9 million. In comparison, during the first quarter of 2022, the segment recognized $25.8 million of net forward losses, $26.4 million of unfavorable cumulative catch-up adjustments and excess capacity costs of $46.8 million. Income related to the AMJP Program of $28.4 million was recognized as a reduction to cost of sales in the first quarter of 2022.
* Non-GAAP financial measure, see Appendix for reconciliation

Defense & Space
Defense & Space segment revenue in the first quarter of 2023 increased 19 percent from the same period of the prior year to $188.4 million, primarily due to increased activity on development programs and higher production on the Boeing P-8 program in the current period. Operating margin for the first quarter of 2023 decreased to 10 percent, compared to 13 percent during the same period of 2022, primarily due to higher changes in estimates recorded in the current period and the absence of income related to the AMJP Program received in the first quarter of the prior year. The segment recorded excess capacity costs of $2.4 million, net forward losses of $0.1 million and unfavorable cumulative catch-up adjustments of $0.9 million in the first quarter of 2023. In comparison, during the first quarter of 2022, the segment recognized excess capacity costs of $3.0 million and favorable net forward loss adjustments of $2.0 million. Income related to the AMJP Program of $2.3 million was recognized as a reduction to cost of sales in the first quarter of 2022.
Aftermarket
Aftermarket segment revenue in the first quarter of 2023 increased by 22 percent compared to the same period of 2022 to $94.5 million, primarily due to higher spare part sales compared to the same period in the prior year. Operating margin for the first quarter of 2023 decreased to 20 percent, compared to 23 percent during the same period of 2022, primarily due to the absence of income related to the AMJP Program of $1.9 million that was recognized in the first quarter of 2022.
* Non-GAAP financial measure, see Appendix for reconciliation

Table 4. Segment Reporting (unaudited)
	1st Quarter
($ in millions)	2023	2022	Change

Segment Revenues
Commercial	$1,148.5	$938.4	22.4%
Defense & Space	188.4	158.5	18.9%
Aftermarket	94.5	77.8	21.5%
Total Segment Revenues	$1,431.4	$1,174.7	21.9%

Segment (Loss) Earnings from Operations
Commercial	($45.5)	($3.4)	**
Defense & Space	19.2	20.0	(4.0%)
Aftermarket	19.2	18.0	6.7%
Total Segment Operating (Loss) Earnings	($7.1)	$34.6	**

Segment Operating (Loss) Earnings as % of Revenues
Commercial	(4.0%)	(0.4%)	(360) BPS
Defense & Space	10.2%	12.6%	(240) BPS
Aftermarket	20.3%	23.1%	(280 BPS)
Total Segment Operating (Loss) Earnings as % of Revenues	(0.5%)	2.9%	(340) BPS

Unallocated Expense
SG&A	($77.4)	($64.5)	(20.0%)
Research & Development	(10.6)	(12.3)	13.8%
Total Loss from Operations	($95.1)	($42.2)	**

Total Operating Loss as % of Revenues	(6.6%)	(3.6%)	(300) BPS

        ** Represents an amount in excess of 100% or not meaningful.
Contact information:
Investor Relations: Ryan Avey (316) 523-7040
Media: Chuck Cadena (316) 526-3910 or Jessica Napoli (316) 691-0252
On the web: http://www.spiritaero.com

* Non-GAAP financial measure, see Appendix for reconciliation

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” that involve many risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “forecast,”
“goal,” “intend,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “should,” “target,” “will,” “would,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown, including, but not limited to, those described in the “Risk Factors” section of the 2022 Form 10-K. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements.

Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following:

•our relationships with the unions representing many of our employees, including our ability to successfully negotiate new agreements, and avoid labor disputes and work stoppages with respect to our union employees;
•the general effect of geopolitical conditions, including Russia’s invasion of Ukraine and the resultant sanctions being imposed in response to the conflict, including any trade and transport restrictions;
•the impact of significant health events, such as pandemics, contagions or other public health emergencies (including the COVID-19 pandemic) or fear of such events, on the demand for our and our customers’ products and services, the industries and markets in which we operate in the U.S. and globally;
•our ability, and our suppliers' ability, to attract and retain the skilled work force necessary for production and development in an extremely competitive market;
•the effect of economic conditions, including increases in interest rates and inflation, on the demand for our and our customers’ products and services, on the industries and markets in which we operate in the U.S. and globally, and on the global aerospace supply chain;
•the timing and conditions surrounding the full worldwide return to service (including receiving the remaining regulatory approvals) of the B737 MAX, future demand for the aircraft, and any residual impacts of the B737 MAX grounding on production rates for the aircraft;
•our reliance on The Boeing Company (“Boeing”) and Airbus Group SE and its affiliates (collectively, “Airbus”) for a significant portion of our revenues;
•the business condition and liquidity of our customers and their ability to satisfy their contractual obligations to the Company;
•the certainty of our backlog, including the ability of customers to cancel or delay orders prior to shipment on short notice, and the potential impact of regulatory approvals of existing and derivative models;
•our ability to accurately estimate and manage performance, cost, margins, and revenue under our contracts, and the potential for additional forward losses on new and maturing programs;
•our accounting estimates for revenue and costs for our contracts and potential changes to those estimates;
•our ability to continue to grow and diversify our business, execute our growth strategy, and secure replacement programs, including our ability to enter into profitable supply arrangements with additional customers;
•the outcome of product warranty or defective product claims and the impact settlement of such claims may have on our accounting assumptions;
•our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components, including increases in energy, freight, and other raw material costs as a result of inflation or continued global inflationary pressures;
•our ability and our suppliers’ ability to meet stringent delivery (including quality and timeliness) standards and accommodate changes in the build rates or model mix of aircraft, including the ability to staff appropriately for current production volumes and anticipated production volume increases;
•our ability to maintain continuing, uninterrupted production at our manufacturing facilities and our suppliers’ facilities;
•competitive conditions in the markets in which we operate, including in-sourcing by commercial aerospace original equipment manufacturers;
•our ability to successfully negotiate, or re-negotiate, future pricing under our supply agreements with Boeing, Airbus and other customers;
•our ability to effectively integrate recent acquisitions, along with other acquisitions we pursue, and generate synergies and other cost savings therefrom, while avoiding unexpected costs, charges, expenses, and adverse changes to business relationships and business disruptions;
•the possibility that our cash flows may not be adequate for our additional capital needs;
•any reduction in our credit ratings;
•our ability to access the capital or credit markets to fund our liquidity needs, and the costs and terms of any additional financing;
•our ability to avoid or recover from cyber or other security attacks and other operations disruptions;
•legislative or regulatory actions, both domestic and foreign, impacting our operations, including the effect of changes in tax laws and rates and our ability to accurately calculate and estimate the effect of such changes;
•spending by the U.S. and other governments on defense;
•pension plan assumptions and future contributions;
•the effectiveness of our internal control over financial reporting;
•the outcome or impact of ongoing or future litigation, arbitration, claims, and regulatory actions or investigations, including our exposure to potential product liability and warranty claims;
•adequacy of our insurance coverage;
•our ability to continue selling certain receivables through our supplier financing programs; and
* Non-GAAP financial measure, see Appendix for reconciliation

•the risks of doing business internationally, including fluctuations in foreign currency exchange rates, impositions of tariffs or embargoes, trade restrictions, compliance with foreign laws, and domestic and foreign government policies.

These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. You should review carefully the section captioned “Risk Factors” in the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q for a more complete discussion of these and other factors that may affect our business.

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	1st Quarter
	2023	2022
B737	95	60
B747	—	1
B767	8	8
B777	7	5
B787	6	3
Total Boeing	116	77

A220	13	18
A320 Family	142	155
A330	9	6
A350	12	15
Total Airbus	176	194

Business/Regional Jet	54	50

Total	346	321

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended
	March 30, 2023	March 31, 2022
	($ in millions, except per share data)
Net revenues	$1,431.4	$1,174.7
Operating costs and expenses:
Cost of sales	1,432.2	1,139.9
Selling, general and administrative	77.4	64.5
Restructuring costs	6.3	0.2
Research and development	10.6	12.3
Total operating costs and expenses	1,526.5	1,216.9
Operating loss	(95.1)	(42.2)
Interest expense and financing fee amortization	(72.4)	(58.9)
Other (expense) income, net	(117.4)	37.7
Loss before income taxes and equity in net loss of affiliates	(284.9)	(63.4)
Income tax benefit	4.3	11.0
Loss before equity in net loss of affiliates	(280.6)	(52.4)
Equity in net loss of affiliates	(0.7)	(0.4)
Net loss	(281.3)	(52.8)
Less noncontrolling interest in earnings of subsidiary	0.1	—
Net loss attributable to common shareholders	($281.2)	($52.8)

Loss per share
Basic	($2.68)	($0.51)
Shares	104.9	104.4

Diluted	($2.68)	($0.51)
Shares	104.9	104.4

Dividends declared per common share	$0.00	$0.01

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	March 30, 2023	December 31, 2022
	($ in millions)
Assets
Cash and cash equivalents	$567.8	$658.6
Restricted cash	0.2	0.2
Accounts receivable, net	598.8	489.5
Contract assets, short-term	514.9	501.0
Inventory, net	1,549.1	1,470.7
Other current assets	56.7	38.3
Total current assets	3,287.5	3,158.3
Property, plant and equipment, net	2,161.3	2,205.9
Intangible assets, net	207.7	211.4
Goodwill	631.1	630.5
Right of use assets	92.3	94.3
Contract assets, long-term	10.7	1.2
Pension assets	25.8	196.9
Restricted plan assets	60.5	71.1
Deferred income taxes	4.3	4.8
Other assets	93.5	91.8
Total assets	$6,574.7	$6,666.2
Liabilities
Accounts payable	$948.2	$919.8
Accrued expenses	505.0	411.7
Profit sharing	22.2	40.5
Current portion of long-term debt	55.1	53.7
Operating lease liabilities, short-term	8.2	8.3
Advance payments, short-term	26.1	24.9
Contract liabilities, short-term	113.3	111.1
Forward loss provision, short-term	324.0	305.9
Deferred revenue and other deferred credits, short-term	20.4	21.7
Other current liabilities	73.0	54.9
Total current liabilities	2,095.5	1,952.5
Long-term debt	3,815.8	3,814.9
Operating lease liabilities, long-term	84.2	85.4
Advance payments, long-term	195.4	199.9
Pension/OPEB obligation	24.1	25.2
Contract liabilities, long-term	229.5	245.3
Forward loss provision, long-term	358.1	369.2
Deferred revenue and other deferred credits, long-term	47.3	49.0
Deferred grant income liability — non-current	26.2	25.7
Deferred income taxes	1.6	1.3
Other non-current liabilities	141.6	141.6
Stockholders’ Equity
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 105,151,627 and 105,252,421 shares issued and outstanding, respectively	1.1	1.1
Additional paid-in capital	1,183.7	1,179.5
Accumulated other comprehensive loss	(127.6)	(203.9)
Retained earnings	951.3	1,232.5
Treasury stock, at cost (41,587,480 shares each period, respectively)	(2,456.7)	(2,456.7)
Total stockholders' equity	(448.2)	(247.5)
Noncontrolling interest	3.6	3.7
Total equity	(444.6)	(243.8)
Total liabilities and equity	$6,574.7	$6,666.2
* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Three Months Ended
	March 30, 2023	March 31, 2022
	($ in millions)
Operating activities
Net loss	($281.3)	($52.8)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation and amortization expense	79.9	85.2
Amortization of deferred financing fees	1.7	1.8
Accretion of customer supply agreement	0.6	0.7
Employee stock compensation expense	9.0	8.2
Loss (gain) from derivative instruments	3.4	(0.7)
Gain from foreign currency transactions	4.0	(16.8)
Loss on disposition of assets	0.1	—
Deferred taxes	(16.4)	(27.2)
Pension and other post-retirement plans income	63.6	(22.3)
Grant liability amortization	(0.3)	(0.4)
Equity in net loss of affiliates	0.7	0.4
Forward loss provision	6.9	(33.7)
Gain on settlement of financial instrument	(0.5)	—
Changes in assets and liabilities
Accounts receivable, net	(116.6)	(123.3)
Contract assets	(22.0)	(11.3)
Inventory, net	(75.8)	(14.3)
Accounts payable and accrued liabilities	152.9	80.1
Profit sharing/deferred compensation	(18.4)	(43.7)
Advance payments	(3.3)	(31.4)
Income taxes receivable/payable	11.8	14.7
Contract liabilities	(13.8)	(26.0)
Pension plans employer contributions	179.0	(6.9)
Deferred revenue and other deferred credits	(3.0)	(35.4)
Other	(8.4)	(15.1)
Net cash (used in) provided by operating activities	($46.2)	($270.2)
Investing activities
Purchase of property, plant and equipment	(22.9)	(27.7)
Net cash used in investing activities	($22.9)	($27.7)
Financing activities
Payment of principal - settlement of financial instrument	—	(11.0)
Borrowings under revolving credit facility	0.7	—
Principal payments of debt	(15.5)	(11.1)
Payments on term loan	—	(1.5)
Taxes paid related to net share settlement awards	(4.8)	(5.3)
Proceeds from issuance of ESPP stock	—	1.9
Debt issuance and financing costs	(0.5)	—
Dividends paid	—	(1.1)
Net cash used in financing activities	($20.1)	($28.1)
Effect of exchange rate changes on cash and cash equivalents	0.9	(0.8)
Net decrease in cash, cash equivalents and restricted cash for the period	($88.3)	($326.8)
Cash, cash equivalents, and restricted cash, beginning of the period	678.4	1,498.4
Cash, cash equivalents, and restricted cash, end of the period	$590.1	$1,171.6

Reconciliation of Cash and Cash Equivalents and Restricted Cash:	March 30, 2023	March 31, 2022
Cash and cash equivalents, beginning of the period	$658.6	$1,478.6
Restricted cash, short-term, beginning of the period	0.2	0.3
Restricted cash, long-term, beginning of the period	19.6	19.5
Cash, cash equivalents, and restricted cash, beginning of the period	$678.4	$1,498.4

Cash and cash equivalents, end of the period	$567.8	$1,151.8
Restricted cash, short-term, end of the period	0.2	0.3
Restricted cash, long-term, end of the period	22.1	19.5
Cash, cash equivalents, and restricted cash, end of the period	$590.1	$1,171.6
* Non-GAAP financial measure, see Appendix for reconciliation

Appendix

In addition to reporting our financial information using U.S. Generally Accepted Accounting Principles (GAAP), management believes that certain non-GAAP measures (which are indicated by * in this report) provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP measures we use in this report are (i) adjusted diluted earnings (loss) per share and (ii) free cash flow, which are described further below. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define and calculate the measures differently than we do, limiting the usefulness of the measures for comparison with other companies.

Adjusted Diluted (Loss) Earnings Per Share. To provide additional transparency, we have disclosed non-GAAP adjusted diluted (loss) earnings per share (Adjusted EPS). This metric excludes various items that are not considered to be directly related to our operating performance. Management uses Adjusted EPS as a measure of business performance, and we believe this information is useful in providing period-to-period comparisons of our results. The most comparable GAAP measure is diluted earnings (loss) per share.

Free Cash Flow. Free Cash Flow is defined as GAAP cash provided by (used in) operating activities (also referred to herein as “cash from operations”), less capital expenditures for property, plant and equipment. Management believes Free Cash Flow provides investors with an important perspective on the cash available for stockholders, debt repayments including capital leases, and acquisitions after making the capital investments required to support ongoing business operations and long-term value creation. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures. The most comparable GAAP measure is cash provided by (used in) operating activities. Management uses Free Cash Flow as a measure to assess both business performance and overall liquidity.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Adjusted EPS

	Three months ended
	March 30, 2023		March 31, 2022

GAAP Diluted Loss Per Share	($2.68)		($0.51)
Deferred Tax Asset Valuation Allowance	0.50	a	0.54	a
Pension Termination Charges	0.49	b	—
Adjusted Diluted (Loss) Earnings per Share	($1.69)		$0.03

Diluted Shares (in millions)	104.9		104.4

a Represents the deferred tax asset valuation allowance (included in Income tax benefit)

b Represents the non-cash charges related to the termination of the U.S. Pension Value Plan A (included in Other expense)

Free Cash Flow
($ in millions)

	Three months ended
	March 30, 2023	March 31, 2023

Cash Used in Operations	($46)	($270)
Capital Expenditures	(23)	(28)
Free Cash Flow	($69)	($298)